UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

TREEHOUSE FOODS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32504	20-2311383
(State or other jurisdiction of incorporation)	(Commission file number)	( I.R.S. employer identification no.)
Two Westbrook Corporate Center Suite 1070 Westchester, IL 60154		60154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (708) 483-1300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2006, TreeHouse Foods, Inc., a Delaware corporation (“TreeHouse”), entered into an Asset Purchase Agreement (the “Agreement”) with Del Monte Corporation, a Delaware corporation (the “Seller”), a wholly-owned subsidiary of Del Monte Foods Company. Pursuant to the Agreement, TreeHouse agreed to purchase certain real estate, equipment, machinery, inventory, raw materials, intellectual property and other assets that are primarily related to the Seller’s (1) private label soup business, referred to as Del Monte Corporate Brands, (2) infant feeding business conducted under the brand name Nature’s Goodness®, and (3) the food service soup business (hereinafter collectively referred to as the “Businesses”), and to assume certain liabilities to the extent related thereto. TreeHouse will pay an aggregate cash purchase price of $268 million for the Businesses, plus an adjustment for working capital. The transaction will be financed primarily through borrowings under TreeHouse’s existing $400 million credit facility.

The Businesses’ assets include a manufacturing facility in Pittsburgh, Pennsylvania, manufacturing assets located at the Seller’s Mendota, Illinois facility (ownership of which facility will be retained by the Seller and co-occupied by TreeHouse under a long-term leasing arrangement) and certain other assets as outlined in the Agreement. In connection with TreeHouse’s acquisition of the Businesses, it is contemplated that TreeHouse and Seller will enter into transition services, facilities sharing, co-pack and other ancillary arrangements pursuant to the Agreement.

The transaction is currently scheduled to close in the first quarter of 2006, subject to antitrust and third party approvals, and other customary closing conditions. TreeHouse and the Seller have the right to terminate the Agreement prior to the closing under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by either TreeHouse or the Seller if the closing has not occurred on or before May 30, 2006, unless such date has been extended by mutual written consent; or (iii) by either TreeHouse or the Seller if a material breach occurs and is not cured within the required amount of time.

This description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Agreement has been filed as an exhibit to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about TreeHouse or the Businesses. The Agreement contains representations and warranties that the parties to the Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Agreement and are modified in important part by the underlying confidential disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in TreeHouse’s public disclosures.

Item 7.01 Regulation FD Disclosure.

On March 2, 2006, TreeHouse issued a press release announcing that on March 1, 2006, TreeHouse entered into the Asset Purchase Agreement described in Item 2.01 above. A copy of this press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

A webcast to discuss the transactions contemplated by the Asset Purchase Agreement will begin at 10:00 a.m. EST today. It may be accessed by visiting the “Webcast” section of TreeHouse’s website at http://www.treehousefoods.com.

The information in this Form 8-K under Item 7.01 and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01(d)  Exhibits.

Exhibit 2.1 Asset Purchase Agreement dated as of March 1, 2006 by and between Del Monte Corporation and TreeHouse Foods, Inc.*

Exhibit 99.1 Press Release dated March 2, 2006, announcing entry into Asset Purchase Agreement with Del Monte Corporation.

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    *  Exhibits to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. TreeHouse Foods, Inc. will furnish supplementally a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006	TreeHouse Foods, Inc. By: /s/ Thomas E. O’Neill Thomas E. O’Neill General Counsel, Senior Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant

INDEX TO EXHIBITS

Exhibits
Exhibit 2.1	Asset Purchase Agreement dated as of March 1, 2006 by and between Del Monte Corporation and TreeHouse Foods, Inc.*
Exhibit 99.1	Press Release dated March 2, 2006, announcing entry into Asset Purchase Agreement with Del Monte Corporation.

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    *  Exhibits to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. TreeHouse Foods, Inc. will furnish supplementally a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.